Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Steve Iaco Senior Managing Director Investor Relations & Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS STRONG FINANCIAL RESULTS FOR

FULL-YEAR AND FOURTH-QUARTER 2016

2016 Full Year Highlights

Revenue of $13.1 billion, up 20% (23% local currency)

Fee Revenue of $8.7 billion, up 13% (15% local currency)

GAAP EPS of $1.69, up 4%; Adjusted EPS of $2.30, up 12%

2016 Fourth Quarter Highlights

Revenue of $3.8 billion, up 3% (6% local currency)

Fee Revenue of $2.7 billion, up 4% (6% local currency)

GAAP EPS of $0.78, up 47%; Adjusted EPS of $0.93, up 15%

Los Angeles, CA – February 10, 2017 — CBRE Group, Inc. (NYSE:CBG) today reported strong financial results for the year and fourth quarter ended December 31, 2016.

“We ended 2016 on a high note,” said Bob Sulentic, CBRE’s president and chief executive officer. “CBRE recorded double-digit adjusted earnings growth for the fourth quarter and the year, with excellent performance in all three regional services businesses.”

Mr. Sulentic added: “In addition to achieving record financial performance, we continued to advance our strategy centered around creating exceptional outcomes for our clients. Our people and the operating platform that supports them are the key elements to delivering these outcomes. Both advanced materially in 2016 and the impact is showing up in our results.”

Full-Year 2016 Results

•	Revenue for full-year 2016 totaled $13.1 billion, an increase of 20% (23% local currency1). Fee revenue[2] increased 13% (15% local currency) to $8.7 billion. Organic fee revenue, which excludes contributions from all acquisitions including Global Workplace Solutions, increased 3% (5% local currency). Revenue contribution from the acquired Global Workplace Solutions business totaled approximately $2.75 billion for full-year 2016.

CBRE Press Release

February 10, 2017

•	On a GAAP basis, net income for 2016 increased 5% to $572.0 million and earnings per diluted share rose 4% to $1.69 per share. GAAP net income was reduced by $125.7 million (pre-tax) of integration costs associated with the Global Workplace Solutions acquisition; $111.1 million (pre-tax) of acquisition-related non-cash amortization; and $78.5 million (pre-tax) incurred in the cost-elimination program that ended in the third quarter of 2016. These costs were partially offset by a $15.6 million (pre-tax) reversal of carried interest incentive compensation and a tax benefit associated with all noted adjustments of $93.2 million.

•	Adjusted net income[3] increased 13% to $778.5 million and adjusted earnings per share increased 12% to $2.30 per share.

•	Foreign currency movement, primarily the impact of currency translation and the marking-to-market of currency hedges, caused a net decrease to earnings per share of $0.06 in 2016 compared with last year. This reflected a reduction of earnings per share in 2016 by approximately $0.03 per share, as compared to an increase of approximately $0.03 in 2015. Adjusted earnings per share would have increased by approximately 15% without the currency impact.

•	EBITDA[4] increased 6% (7% local currency) to $1.4 billion while adjusted EBITDA[4] increased 10% (12% local currency) to $1.6 billion. In 2016, EBITDA and adjusted EBITDA were negatively impacted by $17.4 million of currency movement, including the marking-to-market of currency hedges, as compared to 2015, which was positively impacted by $15.3 million. Adjusted EBITDA would have increased by approximately 13%, without the currency impact.

•	Adjusted EBITDA margin on fee revenue was 17.9%.

•	For the year, CBRE’s more than $13 billion of revenue and nearly $1.6 billion of adjusted EBITDA set new records for the company.

•	The company’s business mix continued to shift toward more recurring revenue in 2016 with contractual fee revenue[5] comprising approximately 42% of total fee revenue, up from 37% in 2015.

Fourth-Quarter 2016 Results

•	Revenue for the fourth quarter totaled $3.8 billion, an increase of 3% (6% local currency). Fee revenue increased 4% (6% local currency) to $2.7 billion. Organic fee revenue, which excludes contributions from all acquisitions, increased 3% (5% local currency).

•	On a GAAP basis, net income and earnings per diluted share both increased 47% to $264.0 million and $0.78 per share, respectively. GAAP net income for the fourth quarter of 2016 was reduced by $52.2 million (pre-tax) of integration costs associated with the Global Workplace Solutions acquisition and $29.3 million (pre-tax) of acquisition-related non-cash amortization. These costs were partially offset by a $9.0 million (pre-tax) reversal of carried interest incentive compensation and a tax benefit associated with all noted adjustments of $21.8 million.

•	Adjusted net income for the fourth quarter of 2016 rose 16% to $314.7 million, while adjusted earnings per share improved 15% to $0.93 per share.

•

Foreign currency movement, primarily the impact of currency translation and the marking-to-market of currency hedges, caused a net decrease to earnings per share of $0.03 in the fourth quarter of 2016 compared with the same quarter last year. This reflected a reduction of earnings

CBRE Press Release

February 10, 2017

per share in the fourth quarter of 2016 of approximately $0.01 per share, as compared to an increase of approximately $0.02 per share in the fourth quarter of 2015. Adjusted earnings per share would have increased by approximately 19% without the currency impact.

•	EBITDA increased 23% (24% local currency) to $525.3 million and adjusted EBITDA increased 10% (12% local currency) to $568.5 million. In the fourth quarter of 2016, EBITDA and adjusted EBITDA were negatively impacted by $7.0 million of currency movement, including the marking to market of currency hedges, as compared to the fourth quarter of 2015, which was positively impacted by $8.8 million. Adjusted EBITDA would have increased by approximately 13% without the currency impact.

•	Adjusted EBITDA margin on fee revenue was 21.4%.

Fourth-Quarter 2016 Review

The Americas, the company’s largest business segment, posted a revenue increase of 6% (same in local currency) for the quarter. Asia Pacific (APAC) was the company’s fastest-growing region for the quarter, as revenue rose 22% (19% local currency), with strong growth across the region. The company’s revenue growth in Europe, the Middle East & Africa (EMEA) was adversely affected by foreign currency movement, principally the depreciation of the British pound sterling. In local currency, EMEA revenue rose 6%, but fell 3% when converted to U.S. dollars.

In the United Kingdom, overall revenue grew by 8% in local currency, led by the occupier outsourcing business line. This solid performance in the wake of the U.K.’s decision to leave the European Union (Brexit) attests to the strength and diversity of CBRE’s service offering in this country.

Among the company’s business lines, occupier outsourcing continued to produce strong growth, before the effects of currency movement. In this line of business, global revenue rose 3% (8% local currency), while fee revenue increased 4% (10% local currency). CBRE signed 110 outsourcing contracts in the fourth quarter, highlighted by continued strong gains in the health care sector.

Global property sales revenue increased 8% (same local currency). APAC sales revenue rose 42% (35% local currency) reflecting strength in Australia, Greater China and Singapore as well as an especially large transaction in Japan. Sales revenue also rose solidly in EMEA before currency effects, paced by robust growth in France as well as in Belgium and Germany. This more than offset a modest decline in the United Kingdom, where investors continue to adjust to the post-Brexit vote environment. U.S. property sales revenue was largely unchanged compared with the 2015 fourth quarter. CBRE outperformed the market for U.S. investment sales with a 140 basis-point increase in market share in the fourth quarter, according to Real Capital Analytics.

The commercial mortgage services business continued to perform very well, with revenue rising 31% (32% in local currency). This growth was driven by strong gains from mortgage servicing rights as well as increased loan originations with U.S. Government Sponsored Enterprises (GSEs) and life insurance companies. CBRE’s loan servicing portfolio stood at approximately $145 billion at year-end 2016, up nearly $10 billion from 2015.

Global leasing revenue increased 4% (6% local currency). APAC posted double-digit growth, with revenue gains in nearly all countries, most notably in Greater China, Japan and Singapore. EMEA saw solid growth before currency effects, led by Germany, Italy and Poland. U.S. leasing revenue rose 4%.

CBRE Press Release

February 10, 2017

Valuation revenue increased 4% (6% local currency) for the fourth quarter. Revenue from property management services was up 2% (4% local currency), while fee revenue from property management services rose 3% (4% local currency).

In the Global Investment Management segment, assets under management (AUM) totaled $86.6 billion at year-end 2016. In local currency, AUM for the year was up $2.1 billion, down $2.4 billion when measured in U.S dollars. Approximately 60% of AUM, excluding securities, is in Europe and denominated in euro or British pound sterling. In the Development Services segment, projects in process totaled $6.6 billion, down $100 million from year-end of 2015.

The company’s balance sheet remains highly flexible, with no required debt repayments until 2019. The company ended 2016 with more than $3.5 billion of available liquidity, including nearly $700 million of cash available for company use and $2.8 billion of undrawn capacity on its revolving credit facility. Net debt6 stood at 1.2 times adjusted EBITDA, as of December 31, 2016.

In early 2017, CBRE acquired Floored, Inc., a leading Software as a Service (SaaS) platform that produces scalable interactive visualization technologies for commercial real estate. The acquisition is emblematic of the company’s investments in digital and technology tools.

Fourth-Quarter 2016 Segment Results

The following tables present highlights of CBRE segment performance during the fourth quarter of 2016 (dollars in thousands):

	Americas			EMEA			Asia Pacific
		% Change from Q4 2015			% Change from Q4 2015			% Change from Q4 2015
	Q4 2016	USD	LC	Q4 2016	USD	LC	Q4 2016	USD	LC

Revenue	$2,096,782	6%	6%	$1,152,114	-3%	6%	$462,808	22%	19%
Fee revenue	1,539,492	7%	7%	682,884	-1%	9%	324,774	25%	21%
EBITDA	287,922	21%	21%	98,383	43%	53%	67,307	213%	203%
Adjusted EBITDA	313,091	22%	22%	123,834	28%	38%	68,910	83%	78%

	Global Investment Management			Development Services (7)
		% Change from Q4 2015			% Change from Q4 2015
	Q4 2016	USD	LC	Q4 2016	USD	LC

Revenue	$91,876	-35%	-33%	$20,251	—	—
EBITDA	23,854	-9%	-1%	47,828	-35%	-35%
Adjusted EBITDA	14,822	-72%	-68%	47,828	-35%	-35%

Fourth-quarter 2016 results were adjusted for select items including acquisition-related integration expenses in our regional segments and a reversal of carried interest incentive compensation in our Global Investment Management segment. The company does not adjust for foreign currency movements, including currency translation and gains or losses from currency hedging. Accordingly, EBITDA and adjusted EBITDA were both impacted by foreign currency movements. The current quarter segment impact of foreign currency movements, including currency translation and the marking-to-market of currency hedges, is shown below.

CBRE Press Release

February 10, 2017

Impact of Currency Movement on EBITDA and Adjusted EBITDA

(dollars in thousands)

	Three Months Ended December 31,
	2016	2015	Change

Americas	$1,689	$363	$1,326
EMEA	(8,522)	8,703	(17,225)
Asia Pacific	1,061	(2,278)	3,339
Global Investment Management	(1,255)	2,024	(3,279)

Net (losses) gains included in EBITDA and adjusted EBITDA	$(7,027)	$8,812	$(15,839)

Business Outlook

“CBRE enters 2017 in a great position following very strong performance in 2016,” Mr. Sulentic said. “Our business has positive underlying momentum, as the global economy continues to grow – albeit at a modest pace – and commercial real estate fundamentals remain sound. Our outlook is bolstered by the many advantages CBRE holds as the sector leader. Our talent base is deep and our people are aligned with and energized by our strategy. Our operating platform is becoming stronger, as we continue to invest in technology, data analytics and other strategic initiatives.”

Overall, CBRE expects to achieve adjusted earnings per share for 2017 in the range of $2.35 to $2.45. The company anticipates growth to be constrained by a 6-cent per share headwind from adverse foreign currency movement. At the midpoint of the range, the growth rate for adjusted earnings per share would be 4% in U.S. dollars, or 7% in local currency – almost entirely from organic growth.

Conference Call Details

The company’s fourth-quarter earnings conference call will be held today (Friday, February 10, 2017) at 8:30 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers. A replay of the call will be available starting at 1:00 p.m. Eastern Time on February 10, 2017, and ending at midnight Eastern Time on February 17, 2017. The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers. The access code for the replay is 13651462. A transcript of the call will be available on the company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2016 revenue). The company has more than 75,000 employees (excluding affiliates), and serves real estate investors and occupiers through approximately 450 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com.

The information contained in, or accessible through, the company’s website is not incorporated into this press release.

Note: This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance (including adjusted earnings per share expectations), currency movement, market share, and business outlook. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the

CBRE Press Release

February 10, 2017

company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; foreign currency fluctuations; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; variations in historically customary seasonal patterns that cause our business not to perform as expected; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the rising level of political instability in those regions; economic volatility and market uncertainty globally related to uncertainty surrounding the implementation and effect of the United Kingdom’s referendum to leave the European Union, including uncertainty in relation to the legal and regulatory framework that would apply to the United Kingdom and its relationship with remaining members of the European Union; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; our ability to retain and incentivize key personnel; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; litigation and its financial and reputational risks to us; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; our ability to maintain our effective tax rate at or below current levels; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in both our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

Note – CBRE has not reconciled the (non-GAAP) adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation, financing costs and future tax rates, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

CBRE Press Release

February 10, 2017

The terms “fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA,” “adjusted EBITDA” and “contractual fee revenue” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

[1]	Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
[2]	Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.
[3]	Adjusted net income and adjusted earnings per share (or adjusted EPS) exclude the effect of select charges from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included the write-off of financing costs on extinguished debt, amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions, cost-elimination expenses and certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue.
[4]	EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization. Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions, cost-elimination expenses and certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue.
[5]	Contractual fee revenue refers to revenue derived from our Occupier Outsourcing, Property Management, Investment Management and Valuation businesses.
[6]	Net debt amounted to $1,858.0 million at December 31, 2016 and includes total debt, excluding amounts that are non-recourse to the Company, less cash available for general corporate use. Total debt excludes $1,254.7 million of warehouse facilities for loans originated on behalf of the FHA and other government sponsored enterprises outstanding at December 31, 2016, which are non-recourse to the Company.
[7]	Revenue in the Development services segment does not include equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interest. EBITDA includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.

CBRE Press Release

February 10, 2017

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015

(Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenue	$3,823,831	$3,700,242	$13,071,589	$10,855,810

Costs and expenses:
Cost of services	2,603,098	2,530,521	9,123,727	7,082,932
Operating, administrative and other	777,454	872,370	2,788,989	2,657,763
Gains on currency hedges	(6,482)	(7,599)	(7,679)	(24,154)
Depreciation and amortization	96,940	98,598	366,927	314,096

Total costs and expenses	3,471,010	3,493,890	12,271,964	10,030,637

Gain on disposition of real estate (1)	—	631	15,862	10,771

Operating income	352,821	206,983	815,487	835,944

Equity income from unconsolidated subsidiaries (1)	80,449	123,463	197,351	162,849
Other (loss) income	(3,765)	1,118	4,688	(3,809)
Interest income	2,506	1,454	8,051	6,311
Interest expense	35,801	35,813	144,851	118,880
Write-off of financing costs on extinguished debt	—	—	—	2,685

Income before provision for income taxes	396,210	297,205	880,726	879,730
Provision for income taxes	131,084	114,610	296,662	320,853

Net income	265,126	182,595	584,064	558,877
Less: Net income attributable to non-controlling interests (1)	1,151	2,552	12,091	11,745

Net income attributable to CBRE Group, Inc.	$263,975	$180,043	$571,973	$547,132

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.78	$0.54	$1.71	$1.64

Weighted average shares outstanding for basic income per share	336,843,925	333,783,269	335,414,831	332,616,301

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.78	$0.53	$1.69	$1.63

Weighted average shares outstanding for diluted income per share	338,839,469	337,223,824	338,424,563	336,414,856

EBITDA	$525,294	$427,610	$1,372,362	$1,297,335

(1)

Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $74.7 million and $117.7 million for the three months ended December 31, 2016 and 2015, respectively, and income of $181.7 million and $142.0 million for the twelve months ended December 31, 2016 and 2015, respectively, attributable to Development Services but does not include significant related compensation expense (which is included in operating, administrative and other expenses). In the Development Services segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in EBITDA.

CBRE Press Release

February 10, 2017

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015 (1)	2016	2015 (1)

Americas
Revenue	$2,096,782	$1,971,160	$7,226,466	$6,189,913
Costs and expenses:
Cost of services	1,450,971	1,358,386	5,034,497	4,116,257
Operating, administrative and other (2)	362,016	378,510	1,353,830	1,274,948
Depreciation and amortization	67,763	64,158	254,105	198,908

Operating income	$216,032	$170,106	$584,034	$599,800

EBITDA	$287,922	$237,335	$855,941	$818,732

EMEA
Revenue	$1,152,114	$1,186,883	$3,917,939	$3,004,484
Costs and expenses:
Cost of services	839,070	900,063	3,027,351	2,205,550
Operating, administrative and other (2)	214,430	217,873	691,878	618,271
Depreciation and amortization	15,992	23,796	66,639	68,370

Operating income	$82,622	$45,151	$132,071	$112,293

EBITDA	$98,383	$68,646	$200,073	$182,974

Asia Pacific
Revenue	$462,808	$379,539	$1,485,970	$1,135,070
Costs and expenses:
Cost of services	313,057	272,072	1,061,879	761,125
Operating, administrative and other (2)	82,648	85,745	299,249	274,836
Depreciation and amortization	4,846	4,223	17,803	15,580

Operating income	$62,257	$17,499	$107,039	$83,529

EBITDA	$67,307	$21,491	$124,980	$98,929

Global Investment Management
Revenue	$91,876	$142,329	$369,800	$460,700
Costs and expenses:
Operating, administrative and other (2)	64,734	118,473	297,194	347,974
Depreciation and amortization	7,801	5,925	25,911	29,020

Operating income	$19,341	$17,931	$46,695	$83,706

EBITDA	$23,854	$26,244	$77,431	$106,634

Development Services
Revenue	$20,251	$20,331	$71,414	$65,643
Costs and expenses:
Operating, administrative and other	47,144	64,170	139,159	117,580
Depreciation and amortization	538	496	2,469	2,218
Gain on disposition of real estate	—	631	15,862	10,771

Operating loss	$(27,431)	$(43,704)	$(54,352)	$(43,384)

EBITDA	$47,828	$73,894	$113,937	$90,066

(1)	During 2016, we changed our methodology for allocating certain costs to our reporting segments, including stock compensation, currency hedging and certain intercompany transactions. Prior year amounts have been reclassified to conform with the current year presentation. Such changes had no impact on our consolidated results.
(2)	Operating, administrative and other expenses includes gains and losses on currency hedges.

CBRE Press Release

February 10, 2017

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue

(ii)	Contractual fee revenue

(iii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)

(iv)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)

(v)	EBITDA and adjusted EBITDA

None of these measures is a recognized measurement under United States generally accepted accounting principles, or “GAAP,” and when analyzing our operating performance, readers should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes, and the company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Occupier Outsourcing and Property Management business lines and our business generally because it excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to contractual fee revenue: the company believes investors may find this measure useful to analyze the company’s overall financial performance because it identifies revenue streams that are typically more stable over time.

With respect to adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA: the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of EBITDA and adjusted EBITDA—the effects of financings and income tax and the accounting effects of capital spending. All of these measures may vary for different companies for reasons unrelated to overall operating performance. In the case of EBITDA and adjusted EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments. The EBITDA and adjusted EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

CBRE Press Release

February 10, 2017

A reconciliation of contractual fee revenue to fee revenue to revenue is shown below (dollars in thousands). Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Consolidated
Contractual fee revenue	$987,959	$1,004,513	$3,643,186	$2,899,434
Other fee revenue	1,671,318	1,550,758	5,073,940	4,830,903

Fee revenue	2,659,277	2,555,271	8,717,126	7,730,337
Plus: Pass through costs also recognized as revenue	1,164,554	1,144,971	4,354,463	3,125,473

Revenue	$3,823,831	$3,700,242	$13,071,589	$10,855,810

Occupier Outsourcing
Fee revenue (1)	$612,518	$587,298	$2,264,524	$1,443,582
Plus: Pass through costs also recognized as revenue	1,028,082	1,010,861	3,814,040	2,591,340

Revenue (1)	$1,640,600	$1,598,159	$6,078,564	$4,034,922

Property Management
Fee revenue (1)	$134,334	$130,774	$504,492	$491,314
Plus: Pass through costs also recognized as revenue	136,472	134,110	540,423	534,133

Revenue (1)	$270,806	$264,884	$1,044,915	$1,025,447

(1) Excludes associated leasing and sales revenue.

Americas
Fee revenue	$1,539,492	$1,444,622	$5,093,531	$4,499,127
Plus: Pass through costs also recognized as revenue	557,290	526,538	2,132,935	1,690,786

Revenue	$2,096,782	$1,971,160	$7,226,466	$6,189,913

EMEA
Fee revenue	$682,884	$687,688	$2,190,734	$1,878,726
Plus: Pass through costs also recognized as revenue	469,230	499,195	1,727,205	1,125,758

Revenue	$1,152,114	$1,186,883	$3,917,939	$3,004,484

Asia Pacific
Fee revenue	$324,774	$260,301	$991,647	$826,141
Plus: Pass through costs also recognized as revenue	138,034	119,238	494,323	308,929

Revenue	$462,808	$379,539	$1,485,970	$1,135,070

CBRE Press Release

February 10, 2017

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share data):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income attributable to CBRE Group, Inc.	$263,975	$180,043	$571,973	$547,132

Plus / minus:
Integration and other costs related to acquisitions	52,223	23,943	125,743	48,865
Amortization expense related to certain intangible assets attributable to acquisitions	29,347	39,802	111,105	86,564
Cost-elimination expenses	—	40,439	78,456	40,439
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(9,032)	25,592	(15,558)	26,085
Write-off of financing costs on extinguished debt	—	—	—	2,685
Tax impact of adjusted items	(21,766)	(38,323)	(93,181)	(62,600)

Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$314,747	$271,496	$778,538	$689,170

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.93	$0.81	$2.30	$2.05

Weighted average shares outstanding for diluted income per share	338,839,469	337,223,824	338,424,563	336,414,856

EBITDA and adjusted EBITDA, are calculated as follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income attributable to CBRE Group, Inc.	$263,975	$180,043	$571,973	$547,132

Add:
Depreciation and amortization	96,940	98,598	366,927	314,096
Interest expense	35,801	35,813	144,851	118,880
Write-off of financing costs on extinguished debt	—	—	—	2,685
Provision for income taxes	131,084	114,610	296,662	320,853
Less:
Interest income	2,506	1,454	8,051	6,311

EBITDA	525,294	427,610	1,372,362	1,297,335

Adjustments:
Integration and other costs related to acquisitions	52,223	23,943	125,743	48,865
Cost-elimination expenses (1)	—	40,439	78,456	40,439
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(9,032)	25,592	(15,558)	26,085

Adjusted EBITDA	$568,485	$517,584	$1,561,003	$1,412,724

(1)	Represents cost-elimination expenses relating to a program initiated in the fourth quarter of 2015 and completed in the third quarter of 2016 to reduce the Company’s global cost structure after several years of significant revenue and related cost growth. Cost-elimination expenses incurred during the twelve months ended December 31, 2016 consisted of $73.6 million of severance costs related to headcount reductions in connection with the program and $4.9 million of third-party contract termination costs.

CBRE Press Release

February 10, 2017

EBITDA and adjusted EBITDA, for segments are calculated as follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015 (1)	2016	2015 (1)

Americas
Net income attributable to CBRE Group, Inc.	$138,057	$124,108	$369,215	$410,904
Adjustments:
Depreciation and amortization	67,763	64,158	254,105	198,908
Interest expense, net	19,415	17,303	83,998	34,788
Write-off of financing costs on extinguished debt	—	—	—	2,685
Royalty and management service income	(13,094)	(23,116)	(36,389)	(32,784)
Provision for income taxes	75,781	54,882	185,012	204,231

EBITDA	287,922	237,335	855,941	818,732
Integration and other costs related to acquisitions	25,169	11,385	71,376	33,255
Cost-elimination expenses	—	7,491	22,273	7,491

Adjusted EBITDA	$313,091	$256,211	$949,590	$859,478

EMEA
Net income attributable to CBRE Group, Inc.	$54,503	$7,429	$73,781	$32,350
Adjustments:
Depreciation and amortization	15,992	23,796	66,639	68,370
Interest expense, net	4,846	7,685	16,762	41,341
Royalty and management service expense	4,190	9,723	4,875	5,410
Provision for income taxes	18,852	20,013	38,016	35,503

EBITDA	98,383	68,646	200,073	182,974
Integration and other costs related to acquisitions	25,451	7,869	47,852	8,868
Cost-elimination expenses	—	20,014	25,640	20,014

Adjusted EBITDA	$123,834	$96,529	$273,565	$211,856

Asia Pacific
Net income attributable to CBRE Group, Inc.	$36,897	$196	$50,965	$29,839
Adjustments:
Depreciation and amortization	4,846	4,223	17,803	15,580
Interest expense, net	1,571	1,309	2,863	3,998
Royalty and management service expense	7,012	11,229	26,641	22,571
Provision for income taxes	16,981	4,534	26,708	26,941

EBITDA	67,307	21,491	124,980	98,929
Integration and other costs related to acquisitions	1,603	4,689	6,515	6,742
Cost-elimination expenses	—	11,413	9,265	11,413

Adjusted EBITDA	$68,910	$37,593	$140,760	$117,084

Global Investment Management
Net (loss) income attributable to CBRE Group, Inc.	$5,973	$3,869	$13,608	$22,415
Adjustments:
Depreciation and amortization	7,801	5,925	25,911	29,020
Interest expense, net	7,329	7,948	30,453	31,510
Royalty and management service expense	1,892	2,164	4,873	4,803
Provision for income taxes	859	6,338	2,586	18,886

EBITDA	23,854	26,244	77,431	106,634
Cost-elimination expenses	—	1,521	21,278	1,521
Carried interest incentive compensation (reversal) expense	(9,032)	25,592	(15,558)	26,085

Adjusted EBITDA	$14,822	$53,357	$83,151	$134,240

Development Services
Net income attributable to CBRE Group, Inc.	$28,545	$44,441	$64,404	$51,624
Adjustments:
Depreciation and amortization	538	496	2,469	2,218
Interest expense, net	134	114	2,724	932
Provision for income taxes	18,611	28,843	44,340	35,292

EBITDA	$47,828	$73,894	$113,937	$90,066

(1)	During 2016, we changed our methodology for allocating certain costs to our reporting segments, including stock compensation, currency hedging and certain intercompany transactions. Prior year amounts have been reclassified to conform with the current year presentation. Such changes had no impact on our consolidated results.

CBRE Press Release

February 10, 2017

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2016	2015

Assets:
Cash and cash equivalents (1)	$762,576	$540,403
Restricted cash	68,836	72,764
Receivables, net	2,605,602	2,471,740
Warehouse receivables (2)	1,276,047	1,767,107
Property and equipment, net	560,756	529,823
Goodwill and other intangibles, net	4,392,431	4,536,466
Investments in and advances to unconsolidated subsidiaries	232,238	217,943
Other assets, net	881,101	881,697

Total assets	$10,779,587	$11,017,943

Liabilities:
Current liabilities, excluding debt	$3,270,749	$3,208,932
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Entities have committed to purchase) (2)	1,254,653	1,750,781
Senior term loans, net	744,332	877,899
5.00% senior notes, net	790,405	789,144
4.875% senior notes, net	591,203	590,469
5.25% senior notes, net	422,183	421,964
Other debt	30	79
Other long-term liabilities	648,787	619,605

Total liabilities	7,722,342	8,258,873

Equity:
CBRE Group, Inc. stockholders’ equity	3,014,487	2,712,652
Non-controlling interests	42,758	46,418

Total equity	3,057,245	2,759,070

Total liabilities and equity	$10,779,587	$11,017,943

(1)	Includes $73.3 million and $70.2 million of cash in consolidated funds and other entities not available for company use as of December 31, 2016 and 2015, respectively.
(2)	Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.